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Exhibit 10.6

SALES AGREEMENT

        This Sales Agreement ("Agreement") is hereby entered into and effective as of this 1st day of October, 2004 by and between E. I. du Pont de Nemours and Company, a Delaware corporation, having its principal place of business at 1007 Market Street, Wilmington, DE 19898, and Truck Accessories Group, Inc., an Indiana corporation, whose principal place of business is located at 58288 Ventura Drive, Elkhart, IN 45617 ("TAG" or "Customer").

WITNESSETH

        Whereas, DuPont (as herein defined) is a seller of automotive paint materials; and,

        Whereas, TAG (as herein defined) desires to purchase automotive paint from DuPont and DuPont desires to sell such automotive paint to TAG.

        This Agreement shall be for all current TAG locations.

        Now therefore, intending to be legally bound hereby TAG agrees to purchase from DuPont and DuPont agrees to sell to TAG under the following terms and conditions:

        1.    Definitions.

        For purposes of this Agreement, the following terms shall have the following meanings:

          (a)   "DuPont" shall mean E. I. du Pont de Nemours and Company.

          (b)   "Product" shall mean any and all DuPont Automotive Products listed on the TAG price list attached hereto on Exhibit A.

          (c)   "TAG Location(s)" shall include, but shall not be limited to, any and all facilities set forth on Exhibit B, which is attached hereto and incorporated into this Agreement.

          (d)   "TAG" shall mean Truck Accessories Group, Inc., and all its current subsidiaries.

        2.    Replacement of Prior Agreements.    This Agreement shall take the place of and entirely supersede any oral or written contracts/arrangements that deal with the same subject matter as referenced herein.

        3.    Quantity.

        During the term of this Agreement, DuPont shall sell and TAG shall purchase Products for at least ninety-eight percent (98%) of all of the paint materials TAG requires in order to paint and/or finish the vehicles and/or parts TAG manufactures, paints, and/or sells from any current TAG Location. In the event a TAG customer specifies that it desires non-DuPont paint materials, TAG agrees to cooperate and work together with DuPont in an effort to convert such customer to using DuPont Products exclusively. Notwithstanding the preceding, if a TAG customer requests non-DuPont Product or DuPont is incapable of providing the specified Product in the quantity and time-frame requested by TAG to satisfy a TAG customer's requirements, such customer shall not be included as a part of TAG's obligation to purchase its requirements pursuant to this Section 3. In the event DuPont is unable to supply TAG with Products in the time-frame and quantity specified on pre-approved TAG Purchase Orders, provided such time-frame is commercially reasonable and, in the event such quantities are necessary for TAG to meet their customer's reasonable requirements, the resulting replacement product purchased by TAG shall not be included as a part of TAG's obligation to purchase its requirements pursuant to this Section 3. DuPont shall have the right to survey any TAG Location at any time during regular working hours, with written notice, to ensure compliance hereunder.

        4.    Price.

          (a)   During the first two (2) years of this Agreement from October 1, 2004 until October 1, 2006, TAG shall pay DuPont the prices for Products set forth on the price list attached hereto as Exhibit A and incorporated as part of this Agreement ("Price List").

          (b)   Beginning October 1, 2006, the prices for Products set forth in Exhibit A shall be adjusted to correspond to the average annual increase or decrease, as the case may be, of the U.S. Department of Labor's Producer Price Index for Paint Material—Index No. 0662 ("PPI"), calculated on the most recently available twenty-four (24) month period immediately prior to the date of the increase or decrease (hereinafter described as the "Process"). Any changes or modifications to the Price List shall be cumulative. Further:

            (i)    If on October 1, 2006 the increase or decrease of the PPI as described above is eight percent (8%) or more, then prices shall be increased or decreased by one-half the comparison percentage. In no event shall the price increase or decrease exceed five percent (5%). In this event, the price determined on October 1, 2006 shall remain in effect until October 1, 2008, and the Process shall be repeated on October 1, 2008 and on every October 1 thereafter in the event this Agreement is extended; or

            (ii)   If on October 1, 2006, the increase or decrease of the PPI as described above is less than eight percent (8%), then the prices for the next twenty-four (24) months will remain the same as the prior twenty four (24) month period. In this event, then on October 1, 2008, the Process shall be repeated. If on October 1, 2008 said increase or decrease of the PPI is eight percent (8%) or more, then prices shall be increased or decreased by one-half the comparison percentage. In no event shall the price increase exceed five percent (5%) of the prices then in effect. In this event, or if the increase or decrease of the PPI is less than eight percent (8%) on October 1, 2008, then the price determined on October 1, 2008 shall remain in effect until October 1, 2009, and on every October 1st thereafter in the event this Agreement is extended.

          (c)   TAG shall be responsible for all taxes, excises, or other charges, excepting income taxes and franchise taxes based upon income, where DuPont may be required to pay any government (national, state, or local) relating to the Sale of the Product hereunder.

        5.    TAG Warranty.    TAG represents and warrants to DuPont that (i) execution and performance of this Agreement by TAC does not and will not constitute a breach of any existing contract to which TAG is a party (ii) it has received an offer to purchase products of like grade and quality from another supplier and (iii) DuPont has offered the terms and conditions set forth in this Agreement in order to meet such competitive offer.

        6.    Payment.    TAG shall pay DuPont for Products that conform to the quantity and specifications of the Product ordered within thirty (30) days after the date of DuPont's invoice. If TAG remits payment within fifteen days after the date of DuPont's invoice, the amount due shall be discounted by two percent (2%). In the event that TAG fails to pay in accordance with this provision, and any amounts left unpaid after thirty (30) days shall accrue interest at the rate of two percent (2%) per month or at the lawful rate of interest, the higher amount which is permitted by law.

        7.    Term.    This Agreement shall be effective upon signing, shall extend for a period of five (5) years and thereafter shall continue on a month to month basis after the initial term unless either party provides the other thirty (30) days' notice of termination.

        8.    Delivery.    All Products ordered in quantities of forty (40) gallons or more shall be shipped to TAG F.O.B. (TAG's receiving location) freight pre-paid. All Products ordered in quantities less than forty (40) gallons shall be shipped to TAG F.O.B. DuPont's shipping point. Title and risk of loss of Product shall pass at TAG's receiving location.

        9.    OSHA Compliance.    DuPont represents that the goods to be supplied hereunder were or shall be produced and supplied in accordance with The Occupational Safety and Health Act of 1970, all rules, standards and regulations promulgated thereunder and any amendments thereto ("OSHA").

        10.    Other Laws.    DuPont and TAG shall comply with all applicable federal, state and local laws and all rules and regulations of any governmental authority.

        11.    Insurance.    DuPont represents that it is sufficiently self-insured and will continue to cover the following levels and types of risk throughout the term of this Agreement:

          (a)   Comprehensive general liability insurance and comprehensive automobile liability insurance, each with a minimum liability limit of $1,000,000 combined single limit per occurrence, covering (1) DuPont's properties, (2) goods delivered under this Agreement, (3) injury to or death to persons during the performance of this Agreement, (4) damage to properties during the performance of this Agreement, (5) contractual liabilities of DuPont under this Agreement; and

          (b)   Workers' compensation and employers liability insurance with a minimum liability limit of $500,000.

        12.    Indemnity by DuPont.    Pursuant to this Agreement, DuPont shall indemnify, save harmless and defend TAG from and against any and all claims, losses, damages, costs and expenses, including reasonable attorney fees, arising out of a claim by a third party for personal injury, death, or property damage resulting from paint materials supplied to TAG by DuPont, provided that, such damages were not caused by TAG's sole negligence.

        13.    Indemnity by TAG.    TAG shall indemnify, save harmless and defend DuPont from and against any and all claims, losses, damages, costs and expenses, including reasonable attorney fees, arising out of a claim by a third party for personal injury, death or property damage resulting from TAG's materials or workmanship relating to the application of DuPont's products.

        14.    New Marketing Allowance.

          (a)   As additional consideration for entering into this Agreement, DuPont agrees to credit TAG each year during the term hereof, an annual rebate in an amount equal to eight percent (8%) of the total dollar amount of Product shipped and billed for that year ("Rebate"). DuPont will credit this Rebate for each year from the effective date of this Agreement.

          (b)   As additional consideration for entering into this Agreement, DuPont agrees to provide to each TAG Location a signing bonus in an amount of three percent (3%) of the total dollar amount of the year-to-date purchases made by TAG. For the purposes of calculation, the total dollar amount of purchases shall be pro-rated from January 1, 2004 through the signing date of this Agreement.

          (c)   TAG acknowledges that DuPont has provided certain TAG Locations equipment for its paint facilities as more fully described in Exhibit C ("Equipment"). If the Equipment malfunctions during the term, DuPont will be responsible to repair the Equipment, normal wear and tear excepted. DuPont shall assign any warranty provided by the equipment manufacturer to TAG. TAG shall bear all risk of loss and/or damage associated in any way with the Equipment. In the event that the Equipment provided hereunder by DuPont is lost, damaged, and/or destroyed during the term of this Agreement, TAG shall be solely responsible for any and all costs associated with repairing and/or replacing said Equipment. Additionally, any liability arising from use or operation of the Equipment, shall be solely for the account of TAG. Upon termination of this Agreement, TAG shall return at DuPont's expense (except in the event of a material breach by TAG, in which case at TAG's expense) all Equipment to DuPont within thirty (30) days.

        15.    Liability.

        DuPont's sole liability and TAG's sole remedy shall be as follows: (1) replacement of any non-conforming Product or, at TAG's option, the refund of the purchase price; and (2) reimbursement of out-of-pocket costs reasonably incurred by TAG for removal, storage, transportation and return of any non-conforming Product.

        16.    Claims and Liquidated Damages.

          (a)   In no event shall this Agreement be the basis for claims for damages beyond those specifically contained herein or customarily available to DuPont customers. IN NO EVENT SHALL EITHER PARTY BE LIABLE TO THE OTHER FOR SPECIAL, INDIRECT, AND/OR CONSEQUENTIAL DAMAGES.

          (b)   In the event of a material breach by TAG of this Agreement in any way and such breach is not remedied within thirty (30) business days after written notice from DuPont of said breach and received by TAG, then TAG shall immediately pay DuPont as liquidated damages the entire three percent (3%) signing bonus amount previously received from DuPont.

          (c)   In addition to liquidated damages, TAG shall immediately return all equipment to DuPont upon notice. IN NO EVENT SHALL EITHER PARTY BE LIABLE TO THE OTHER FOR SPECIAL, INDIRECT, AND/OR CONSEQUENTIAL DAMAGES. TAG agrees that the liquidated damages are a reasonable measure of DuPont's damages, in addition to any other remedies available to DuPont in law or in equity.

          (d)   In the event DuPont is unable or unwilling to deliver Products to TAG at the prices indicated in Exhibit A, and/or in the quantities and/or timeframe required by TAG pursuant to Sections 3 and 4 herein, DuPont shall immediately pay TAG any reasonable increased costs incurred by TAG as a result of TAG's need to procure replacement product, provided that TAG shall have notified DuPont prior to purchasing such replacement product.

        17.    DuPont Warranty.    DuPont agrees to provide the warranty set forth in Exhibit D.

        18.    Force Majeure.    Neither Party shall be considered in default in performance of its obligations hereunder to the extent and during the period the performance of such obligations is hindered, delayed or prevented by accidents, riots, fire, war, floods, earthquakes, acts of God, strikes, or other labor dispute, labor shortages, acts of any governmental agency, or any other cause not reasonably within such party's control. Nothing herein shall relieve TAG from its obligation to make payment hereunder when due. If such an event of force majeure occurs, as set forth herein, DuPont shall allocate its available supply of Products to TAG on a nondiscriminatory basis with other customers of DuPont.

        19.    User Protection.    TAG acknowledges that they have received and are familiar with DuPont's labeling and literature (attached hereto as Exhibit E) concerning the Products and will forward such information to its employees who handle, use, process, or sell such Products and customers of such Products, if any.

        20.    Confidentiality.    In the event that either DuPont or TAG discloses any Confidential Information to the other, such Confidential Information may only be disclosed by the receiving party upon written notice from the disclosing party.

        For purposes of this Agreement, information is "Confidential Information" to the party receiving it if it is presented in writing by one party to the other party hereunder and marked as confidential by the disclosing party; or if the Confidential Information is disclosed orally or visually by one party to the other party, it shall be identified as confidential at the time of disclosure. In the event that some Confidential Information may be disclosed under circumstances where it is impractical to reduce such information to writing or where documentation of confidential information is inadvertently omitted, and it is agreed that the receiving party will treat such information under the same terms and conditions as documented Confidential Information herein. The obligations and duties set forth in this Paragraph shall survive the termination of this Agreement.

        21.    Termination.    Either party may terminate this Agreement in the event of material breach by the other party, if the non-breaching party gives the breaching party written notice of such breach and the breach has not been corrected within thirty (30) days after receipt of such notice.

        22.    Governing Law.    This Agreement shall be governed by and interpreted in accordance with the laws of the State of Delaware.

        23.    Arbitration.    All disputes, which may arise between the parties out of or in relation to this Agreement, or for its breach, including, without limitation, disputes relating to the validity or existence of this Agreement as a whole, which cannot be settled by agreement between the parties, shall be submitted to arbitration pursuant to the Uniform Arbitration Act.

        If dispute is to be arbitrated, TAG and DuPont shall each appoint an arbitrator, who shall select a third disinterested and competent person to act as the third arbitrator. The decision of the three arbitrators, or a majority of them, shall be final and conclusive.

        The arbitration shall take place in the state of the party against whom arbitration is demanded, unless mutually agreed to otherwise. Each party shall bear its own costs and the costs of the third arbitrator shall be borne equally between the parties.

        24.    Notices.    All notices required hereunder shall be sent by certified mail return receipt requested, or by telex confirmed by such certified mail, to the party to be notified at its following address or at such other address as shall have been specified in written notice from the party to be notified.

        If to DuPont, addressed to:

    E. I. du Pont de Nemours and Company, Inc.
    DuPont Automotive Products
    4417 Lancaster Pike
    Barley Mill Plaza 21-1282
    Wilmington, DE 19805
    Attention: OEM/Fleet Business Manager

        If to TAG, addressed to:

    Bruce Freeman—President
    Truck Accessories Group, Inc.
    58288 Ventura Drive
    Elkhart, IN 46517
    (219) 522-5337

        All notices hereunder shall be effective upon date of receipt.

        25.    Assignment.    Neither party may assign any of the rights, duties, obligations and/or benefits of this Agreement without the prior consent in writing of the other party. Notwithstanding the above, this Agreement shall be binding upon TAG and DuPont successors and/or assigns.

        26.    Amendment.    This Agreement may not be amended except upon the prior written agreement of the other party. No amendment, modification or release from any provision hereof shall be of any force or effect unless it is in writing, signed by the party claimed to be bound thereby, and specifically refers to this Agreement.

        27.    Waiver.    No waiver by either party of any breach of the covenants herein contained to be performed by the other party shall be construed as a waiver of any succeeding breach of the same or any other covenants or conditions hereof.

        28.    Severability.    If any provision, or portion thereof, of this Agreement shall for any reason be held to be invalid or unenforceable, such invalidity or unenforceability shall not affect any other provision hereof, and this Agreement shall be construed as if such invalid or unenforceable provision had never been contained in this Agreement.

        29.    Entirety of Agreement.    This Agreement embodies the entire agreement and understanding between DuPont and TAG relative to the subject matter hereof and there are no understandings, agreements, conditions or representations, oral or written, expressed or implied, with reference to the subject matter hereof that are not merged or superseded hereby.

E. I. DU PONT DE NEMOURS AND COMPANY ("DuPont")	TRUCK ACCESSORIES GROUP, INC. ("TAG")
/s/ Robert S. Whatley

Signature	Signature
Robert S. Whatley

Print Name	Print Name
Vice President, Finance

Title	Title
October 1, 2004

Date	Date

EXHIBITS

Exhibit A	TAG Price List
Exhibit B	TAG Locations
Exhibit C	Equipment
Exhibit D	DuPont Warranty
Exhibit E	DuPont Labeling and Literature

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SALES AGREEMENT
WITNESSETH
EXHIBITS